July 29, 2011

Mr. Rene J. Robichaud
8130 Indian Hill Road
Cincinnati, Ohio 45243

Dear Rene:

We are pleased to confirm our offer of employment with Layne Christensen Company (the "Company").  Pursuant to the Company's succession plan implemented by the Company's Board of Directors, your employment would commence July 29, 2011.  Effective as of September 6, 2011 you would assume the position of the Company's President and would also assume the position of Chief Executive Officer as of February 1, 2012.   The details of our offer are outlined below:

Compensation

Inducement Grant

•
Upon your date of hire you will receive a grant of 112,500 restricted shares of the Company's common stock under the Company's 2006 Equity Incentive Plan (the "Equity Incentive Plan"). The grant of restricted shares (the "Inducement Grant") will be divided among time-vesting restricted shares and time and performance-vesting restricted shares as follows:

(1)           Time-Vesting Restricted Shares.  37,500 of the restricted shares (the "Tranche I Shares") will be subject to a pure time-based vesting condition with vesting occurring with respect to 20% (i.e., 7,500 shares) of the restricted shares on July 29, 2012 and an additional 20% of the restricted shares vesting on each anniversary thereafter.

(2)           Time and Performance-Vesting Restricted Shares.  75,000 of the restricted shares will be subject to both time and performance vesting conditions such that:

(i)           18,750 of the restricted shares (the "Tranche II Shares") will vest if (A) during the period commencing on July 29, 2013 and ending on July 29, 2016, the closing market price of the Company's common stock on each day during a twenty-one (21) consecutive day trading period has been $5 or greater than the closing market price of the Company's common stock on July 29, 2011 and (B) you are an employee of the Company at the end of such twenty-one day period; and

(ii)           18,750 of the restricted shares (the "Tranche III Shares") will vest if (A) during the period commencing on July 29, 2013 and ending on July 29, 2016, the closing market price of the Company's common stock on each day during a twenty-one (21) consecutive day trading period has been $10 or greater than the closing market price of the Company's common stock on July 29, 2011 and (B) you are an employee of the Company at the end of such twenty-one day period.

(iii)           37,500 of the Restricted Shares (the "Tranche IV Share") will become vested if the Company's TSR (as defined below) for the five-year period ending July 29, 2016 is equal to or greater than the 90th percentile of the Company's peer companies' TSR for the same period.  If the Company's TSR for the five-year period ending July 29, 2016 is less than the 90 th percentile but greater than the 50 th percentile of the Company's peer companies' TSR for the same period, then a fraction of the total 37,500 Tranche IV Shares shall vest in accordance with the Tranche IV Vesting Table set forth on Appendix A to this Offer Letter.  For purposes of determining the Company's and the Company's peer companies' TSR:

(A)           TSR shall be calculated applying the same formula set forth in Item 201(e) of Regulation S-K adopted by the United States Securities and Exchange Commission (which measures TSR by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the registrant's share price at the end and the beginning of the measurement period; by the share price at the beginning of the measurement period) and,

(B)            The Company's peer companies will be determined by the Company's Compensation Committee in its sole discretion but consistent with the Company's past practices of determining the Company's peer group companies for compensation purposes.

•
In the event a Change in Control (as defined in the Equity Incentive Plan) occurs before July 29, 2016, all Tranche I, II, III and IV Shares will become fully vested regardless of the Company's stock price and TSR performance through the date of the Change in Control.

•
Notwithstanding any terms of your Severance Agreement or other agreement with the Company, if your employment with the Company ends for any reason before a restricted share granted as part of this Inducement Grant has vested, such restricted share will be forfeited immediately upon such termination of employment and you will immediately forfeit all of your rights with respect to such share.

•
A copy of the restricted stock award agreement relating to this Inducement Grant is included with this letter.  This award agreement contains the specific terms of your award, including vesting and forfeiture provisions, and will in all events be the governing document for this award.

Base Salary & Vacation

•
Your initial base annual salary will be Five Hundred Fifty Eight Thousand Dollars ($558,000) (pro-rated for the Company's current fiscal year) and will be paid in accordance with the Company's normal payroll procedures.  For the Company's fiscal year beginning February 1, 2012 and each year thereafter, your annual salary will be determined by our Board.

•	You will be entitled to four weeks of paid vacation.

Performance Incentive Awards

•
For the Company's current fiscal year, you will be eligible to participate in the Company's Executive Incentive Plan on a pro-rated basis and at a level entitling you to an annual incentive bonus with a target equal to 100% of your base salary, which will be the new Group I level under that Plan.  For future fiscal years, you will continue to be eligible to participate in such Plan at the Group I level.  A copy of the Executive Incentive Plan, as proposed to be amended to account for your annual bonus opportunity, is attached to this letter.  Your performance target for fiscal year 2012 will be the same performance target as the Board established for the Company's current Chief Executive Officer, Mr. Schmitt, for fiscal 2012.

•
For the Company's current fiscal year, you will also receive an award of stock options and restricted shares under the Equity Incentive Plan.  The fair value of the stock option grant will be $300,000 (6/12ths of an annualized $600,000 award for fiscal year 2012) and based on the fair value of the stock options under the Company's option pricing model at the time of grant and with an exercise price equal to the closing market price of the Company's common stock on July 29, 2011.  The value of the restricted shares will also be $300,000 (6/12ths of an annualized $600,000 award for fiscal year 2012) and determined based on the closing market price of the Company's common stock on July 29, 2011.  The restricted shares will be subject to a performance-contingent vesting schedule based on achievement of an average annual corporate return on net assets ("RONA") for the three-year period ending January 31, 2014 established by the Board and the stock options will be subject to a three-year time-based vesting schedule with 1/3 of the option shares becoming exercisable on the first, second and third anniversaries of the option's date of grant.  You will receive your option and restricted share agreements relating to these grants shortly after the award date.  These agreements will contain the specific terms of these awards, including vesting and forfeiture provisions, and will in all events be the governing documents for these awards.

•
With respect to future fiscal years during your term of employment, you will continue to be eligible to receive equity-based awards under the Equity Incentive Plan at levels established by the Company's compensation committee for the Chief Executive Officer.

Eligibility for Participation in Other Benefit Plans

•
To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of other executives at your level, and so long as you are an employee of the Company at the time of the adoption of the plan or program, you shall be eligible to participate in the Company's retirement plans, health plans, and all other employee and executive benefit plans as sponsored by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended.  Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance.  Notwithstanding the foregoing, you will not be provided a benefit similar to Andy Schmitt's SERP benefit originally offered to him in connection with his October 12, 1993 offer letter.

Professional Affiliations and Club Memberships

The Company agrees to fully reimburse you for your annual membership dues relating to your affiliation with CEO Worldwide and the YPO-WPO professional organizations.   If you are elected Chief Executive Officer of the Company, within a reasonable period of time following such election the Company will purchase a corporate membership for your use at the Indian Hills Country Club in Mission Hills, Kansas or a corporate membership for your use at a comparable country club.   The Company will also pay for all monthly membership dues, special assessments and food and beverage minimums associated with this country club membership.  As this corporate membership will belong to the Company, upon your cessation from serving as an employee of the Company, you agree to cooperate with the Company in transferring such membership back to the Company or a person designated by the Company.

No Other Financial Commitments

Other than as expressly stated, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments. You further acknowledge and understand that with regard to all future bonus or incentive-related commitments, to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

Payments Subject to Withholdings & Deductions

The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Severance Agreement

At the commencement of your employment, your employment will be subject to a severance agreement with the Company which provides you with certain termination payments and benefits if your employment is terminated by the Company (actually or constructively) other than for cause.  A copy of your severance agreement is provided with this letter.

Relocation

You will be required to work from the Company's corporate headquarters in Mission Woods, Kansas and move your permanent residence to the greater Kansas City area.  Accordingly, if you accept the position being offered, you agree to relocate your permanent residence to the greater Kansas City area within twelve (12) months of commencing employment with the Company, at your own expense, other than the reasonable expenses relating to your move to the Kansas City area, for which you will be reimbursed by the Company.   The Company will also reimburse you for your reasonable temporary housing expenses incurred before you are able to secure permanent housing in the Kansas City area.   During this 12-month period, the Company will also reimburse you for the costs associated with one round-trip airfare between Kansas City and Cincinnati for you or a family member, limited to no more than one round-trip flight per week.

In addition to the above-noted expenses relating to relocation and temporary housing, you will be promptly reimbursed for all reasonable, ordinary and necessary travel, entertainment and other business-related expenses that you incur in performing your duties for the Company, in accordance with the policies and procedures that we have in place from time to time and provided that you properly account for such expenses in accordance with federal, state and local tax requirements.

Attorney and Accountant Fees

The Company agrees to fully reimburse you for the reasonable fees of your counsel and accountant incurred in connection with the development and implementation of the terms of your employment.

Other Terms & Conditions

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Employment At Will.  The terms of this letter do not imply employment for any specific period of time.  Rather, your employment is at will.  You have the right to terminate your employment at any time with or without cause or notice, unless it is otherwise required as stated herein, and the Company reserves for itself an equal right, subject to the terms of this letter.

•
Acknowledgement of Officer of Publicly Traded Company.  If you accept the position being offered, you will become an executive officer of a publicly traded company.  The Company's legal counsel will make all necessary securities and compliance filings on your behalf, subject to your input and approval, at the Company's cost.  In addition, the Company will be required to publicly disclose information regarding your compensation and other terms of your employment in its securities filings.

•
Company Policies and Procedures.  You hereby agree that, effective from and after the start date of your employment, you will adhere to the Company's policies and procedures applicable to all employees generally, and / or applicable to your position and function within the Company.  Upon commencement of your employment, you will be required to execute the Company's standard forms and acknowledgements generally.  These policies and procedures, which you will receive in the context of your orientation, address, among other things, outside employment limitations, arbitration of disputes, compliance rules and regulations, Code of Conduct and Ethics, insider trading, Foreign Corrupt Practices Act, equal employment opportunity and sexual harassment and information security policies.  You should fully familiarize yourself with these policies and procedures as they pertain to your employment.  The Company reserves its full discretion to change or modify its policies and procedures, or to adopt / implement new policies.

•	Claw Back Provisions. As an Executive Officer of the Company, you will be subject to any incentive compensation recoupment policy adopted by the Company.

This letter and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company.  No oral modifications to the commitments made herein shall be valid.  Any changes to these must be in writing and signed by you and an authorized representative of the Company.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to the Company. A duplicate original is enclosed for your records.

We look forward to having you join Layne and believe that you will be a great asset to the Company.

Sincerely,

/s/ Steve F. Crooke
Steve F. Crooke
Senior Vice President—General Counsel

ACCEPTED AND AGREED TO this 29th day of July, 2011.

/s/ Rene Robichaud
(Employee Signature)

Attachments:

•	Appendix A: Tranche IV Shares Vesting Table

•	Form of Inducement Grant Restricted Stock Award Agreement

•	Form of Restricted Stock Grant

•	Form of Stock Option Grant

•	Executive Incentive Plan (as proposed to be amended)

•	Form of Severance Agreement

APPENDIX A

Tranche IV Shares Vesting Table

LAYN 5-Year TSR Percentile	Fraction of Tranche IV Shares Vesting if LAYN 5-Year TSR is less than 90th Percentile of Peer Companies' TSR for 5-Yr Period ending July 29, 2016
50th Percentile or Below	0.0000
51	0.0125
52	0.0250
53	0.0375
54	0.0500
55	0.0625
56	0.0750
57	0.0875
58	0.1000
59	0.1125
60	0.1250
61	0.1375
62	0.1500
63	0.1625
64	0.1750
65	0.1875
66	0.2000
67	0.2125
68	0.2250
69	0.2375
70	0.2500
71	0.2625
72	0.2750
73	0.2875
74	0.3000
75	0.3125
76	0.3583
77	0.4042
78	0.4500
79	0.4958
80	0.5417
81	0.5875
82	0.6333
83	0.6792
84	0.7250
85	0.7708
86	0.8167
87	0.8625
88	0.9083
89	0.9542
90th and above	1.0000